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                                                                    Exhibit 3.12

                  CERTIFICATE OF DESIGNATION, PREFERENCES AND
                      RIGHTS OF SERIES E PREFERRED STOCK

                                      of

                       AFFILIATED RESEARCH CENTERS, INC.

              Pursuant to Section 151 of the General Corporation
                         Law of the State of Delaware


     We, Steven M. Rauscher, Chief Executive Officer and Assistant Secretary, and David R. Adamoli, President, Chief Financial Officer and Secretary, of Affiliated Research Centers, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

     That on March 15, 1999, pursuant to the authority conferred upon the Board of Directors by the Corporation's Amended and Restated Certificate of Incorporation as hereinafter supplemented or amended (the "Certificate of Incorporation"), the Board of Directors adopted the following resolution creating a series of Thirty Thousand One Hundred Sixty-Four (30,164) shares of Preferred Stock of the Corporation designated as Series E Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created and the designation and amount thereof and the voting powers, preferences and relative participating, optional, conversion and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

     Section 1.   Designation and Amount.  The shares of such series shall be
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designated as "Series E Preferred Stock" and the number of shares constituting such series shall be Thirty Thousand One Hundred Sixty-Four (30,164).

     Section 2.   Certain Definitions. Capitalized terms used but not defined
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herein shall have the meanings given to them in the Corporation's Certificate of
Incorporation.

     Section 3.   Dividends and Distributions. The holders of the Series E
                  ---------------------------
Preferred Stock shall not be entitled to receive any dividends or distributions.

     Section 4.   Voting Rights. The holders of shares of Series E Preferred
                  -------------
Stock have the following voting rights:

             (a) Each share of Series E Preferred Stock entitles the holder thereof to notice of any stockholders' meeting and to that number of votes equal to the number of shares of Class A Common Stock into which such Series E Preferred Stock is convertible as of the record date for such meeting.
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             (b)  Except as may otherwise be provided herein, or in the
Certificate of Incorporation, the holders of the Series E Preferred Stock and the holders of all other shares of capital stock of the Corporation shall vote together as a single class.

             (c) In addition to such voting rights as may be provided by law, as long as Series E Preferred Stock is outstanding, the Corporation must obtain the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series E Preferred Stock voting together as a single class to:

                  (i) increase the aggregate number of authorized shares of Series E Preferred Stock other than an increase incident to a stock split, reverse stock split or similar subdivision or combination of such shares of Series E Preferred Stock;

                  (ii) alter or change the preferences, special rights or powers given to the holders of the Series E Preferred Stock in a manner which would adversely affect the rights, preferences and privileges of the Series E Preferred Stock; or

                  (iii) amend, modify or change the Certificate of Incorporation in a manner which would adversely affect the rights, preferences and privileges of the Series E Preferred Stock.

     Section 5.  Liquidation Rights. In the event of any liquidation,
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dissolution or winding up of the affairs of the Corporation:

            (a) The holders of each share of Series E Preferred Stock will be entitled to receive subsequent and subordinate to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock by reason of their ownership thereof and any other shares of the Corporation's Preferred Stock, whether now existing or hereafter designated, to the extent such shares rank prior to the Series E Preferred Stock, and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series B Preferred Stock, Series C Preferred Stock or Common Stock of the Corporation by reason of their ownership thereof, an amount equal to the sum of $12.50 per share for each share of Series E Preferred Stock then held by them. Said $12.50 per share shall be subject to appropriate and proportionate adjustment (as determined by the Board of Directors) as set forth in Section 6 hereof.

            (b) The amounts to be paid or set apart for payment to the holders of the Series E Preferred Stock under this Section 5 shall be paid or set apart for payment together with amounts to be paid or set apart for payment to the holders of any other series of Preferred Stock ranking on parity with the Series E Preferred Stock but after the payment or the setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of the Series A Preferred Stock and any other shares of the Corporation's Preferred Stock, whether now existing or hereafter designated, to the extent such shares rank prior to the Series E Preferred Stock, and before the payment or setting apart for payment of any amount for, or distribution of any assets of the Corporation to the holders of the Series B Preferred Stock, the Series C Preferred Stock or the Common Stock in connection with such liquidation, dissolution or winding up. After the payment or the setting apart of payment to the holders of the Preferred Stock of the amounts so payable to them, any remaining assets first shall be distributed ratably to the holders of the Corporation's Common Stock in an aggregate amount equal to the above amount paid to the holders of the Series

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A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock
and the Series E Preferred Stock. Thereafter, any remaining assets shall be distributed ratably to the holders of outstanding shares of Preferred Stock and Common Stock, with each share of the Series E Preferred Stock being treated for such purpose as the number of shares of Class A Common Stock into which it could then be converted.

          (c) Whenever the distribution provided for in this Section 5 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board of Directors.

          (d) Neither the merger or the consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its property and business as an entirety, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section, unless such sale, lease or conveyance is in connection with a plan of liquidation, dissolution or winding up of the Corporation.

     Section 6.   Conversion.  The holders of the Series E Preferred Stock shall
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have conversion rights as follows (the "Conversion Rights"):

            (a) Each share of Series E Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully-paid and nonassessable shares of Class A Common Stock as is determined by dividing $12.50 by the then effective conversion price (the "Conversion Price"), which shall initially be $12.50, and thereafter shall be subject to adjustment as hereinafter provided.

            (b) All shares of Series E Preferred Stock shall automatically be converted into shares of Class A Common Stock at the then effective Conversion Price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 (or similar arrangement in the event such statute is amended, modified or rescinded) covering the offer and sale of any of the Corporation's capital stock for the account of the Corporation. Each of the foregoing per share amounts shall be subject to appropriate and proportionate adjustment (as determined by the Board of Directors) upon the occurrence of any of the events described in
Section 7 hereof. If, at any time, less than fifteen percent (15%) of the maximum number of shares of Series E Preferred Stock actually issued by the Corporation outstanding after giving effect to appropriate adjustment to reflect any stock split, combination, reclassification or other capital restructuring, then the Corporation shall have the option to convert such shares of Series E Preferred Stock into shares of Class A Common Stock at the then effective Conversion Price. Upon the occurrence of a Triggering Event (as defined in the Certificate of Incorporation), the Conversion Price will be adjusted to be the lesser of (x) $12.50 or (y) the per share value of the Class A Common Stock at the time of the Triggering Event, multiplied by (i) if the Triggering Event occurs before April 30, 2001, 70%, (ii) if the Triggering Event occurs on or after April 30, 2001 but before April 30, 2002, 60% or (iii) if the Triggering Event occurs after April 30, 2002, 50%.

            (c) No fractional shares of Class A Common Stock shall be issued upon conversion of the Series E Preferred Stock. In lieu of any fractional shares to which a holder would

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otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price .

            (d) Before any holder of Series E Preferred Stock shall be entitled to convert the same into full shares of Class A Common Stock under
Section 6(a) or receive certificates for the shares of Class A Common Stock issued upon conversion under Section 6(b), such holder must surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or the duly appointed transfer agent, and if the conversion is pursuant to Section 6(a) hereof, such holder must give written notice to the Corporation at such office that such holder elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series E Preferred Stock a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with cash in lieu of any fraction of a share. The Corporation will not be obligated to issue certificates for shares of Class A Common Stock unless and until certificates evidencing the converted shares of the Series E Preferred Stock are delivered to the Corporation or such transfer agent.

            (e) Such conversion under Section 6(a) shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series E Preferred Stock to be converted, and such conversion under Section 6(b) shall be deemed to have been made immediately prior to the closing of the public offering referred to therein, or upon the exercise by the Corporation of the option to convert any remaining shares of Series E Preferred Stock, as the case may be. Shares of the Series E Preferred Stock to be so converted will be deemed to have been converted and canceled on such date, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date.

     Section 7.  Adjustment for Dividends, Distributions, Subdivisions,
                 -----------------------------------------------------
Combinations or Consolidation of Class A Common Stock.
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                 (a)     Stock Dividends, Distributions or Subdivisions. In the
                         ----------------------------------------------
          event the Corporation at any time, or from time to time, after the date of the first issuance of Series E Preferred Stock shall declare or pay any dividend or make any other distribution on the Class A Common Stock payable in Class A Common Stock, or effect a subdivision of the outstanding shares of Class A Common Stock (by reclassification or otherwise than by payment of a dividend in Class A Common Stock), then and in any such event, (1) additional shares of Common Stock shall be deemed to have been issued (a) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution or (b) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective and (2) the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

          If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, the adjustment previously made in the Conversion Price, which became effective on such record date, shall be canceled as of the close

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          of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 7 as of the time of actual payment of such dividend.

               (b)  Combinations or Consolidations.  In the event the
                    ------------------------------
          outstanding shares of Class A Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Class A Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.


               (c)  Adjustment for Merger or Reorganization, etc. In case of any
                    --------------------------------------------
          consolidation or merger of the Corporation with or into another corporation or the conveyance of all, or substantially all, of the assets of the Corporation to another corporation, each share of Series E Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Class A Common Stock of the Corporation deliverable upon conversion of such Series E Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series E Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series E Preferred Stock.

               (d)  No Impairment; Waiver. The Corporation will not, by
                    ---------------------
amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid, the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 7 and in the taking of all such action as may be necessary or appropriate, in order to protect the Conversion Rights of the holders of the Series E Preferred Stock against impairment. Notwithstanding anything in the Certificate of Incorporation to the contrary, the holders of at least a majority of the outstanding shares of Series E Preferred Stock may waive the application of the provisions of Section 7 with respect to Conversion Price adjustment by written notice to the Corporation.

               (e)  Certificate as to Adjustments.  Upon the occurrence of each
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adjustment or readjustment of the Conversion Price pursuant to Section 7, the
Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Series E Preferred Stock a certificate setting forth the amount of such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series E Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Class A Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of Series E Preferred Stock.

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               (f)  Notices of Record Date.  In the event of any taking by the
                    ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series E Preferred Stock a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution at least ten (10) days prior to such record date.

               (g)  Common Stock Reserved.  The Corporation shall, at or prior
                    ---------------------
to the time of any conversion, take any and all action necessary to increase its authorized but unissued Class A Common Stock and to reserve and keep available out of its authorized but unissued Class A Common Stock, such number of shares of Class A Common Stock as shall, from time to time, be sufficient to effect conversion of the Series E Preferred Stock.


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          IN WITNESS WHEREOF, Affiliated Research Centers, Inc. has caused this
Certificate to be duly executed by its Chief Executive Officer and attested to by its Secretary this 28th day of December, 1999.


                                   AFFILIATED RESEARCH CENTERS, INC.



                                   By        /s/ Steven M. Rauscher
                                      ----------------------------------------
                                             Chief Executive Officer


ATTEST:


/s/ David R. Adamoli
--------------------
Secretary